                                AMENDMENT NO. 8

                                     TO THE

                  HARTFORD RETAIL FUND PARTICIPATION AGREEMENT

                                  BY AND AMONG


                          MFS FUND DISTRIBUTORS, INC.,
                           MFS SERVICE CENTER, INC.,

                HARTFORD SECURITIES DISTRIBUTION COMPANY, INC.,
                                      AND
                        HARTFORD LIFE INSURANCE COMPANY

      Reference is made to the Hartford Retail Fund Participation Agreement dated September 1, 2000 (together with all amendments thereof and supplements and exhibits thereto, the "Agreement") by and among MFS Fund Distributors, Inc., ("MFD"), MFS Service Center, Inc., ("MFSC" and, collectively with MFD, "MFS")), Hartford Securities Distribution Company, Inc. ("HSD"), and Hartford Life Insurance Company, ("Hartford"). Except as expressly amended hereby, the Agreement shall continue in full force and effect and unamended. This Amendment to the Agreement (the "Amendment") shall take effect as of December 14, 2012.

   1. Schedule B of the Agreement is deleted and replaced in its entirety with the Schedule B attached hereto.




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      IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their duly authorized officers as of the date first set forth above.



                                 HARTFORD SECURITIES DISTRIBUTION COMPANY, INC.

                                 By: /s/ Jane P. Wolak
                                     ----------------------------------------
                                    Name:  Jane Wolak
                                    Title: Senior Vice President




                                 HARTFORD LIFE INSURANCE COMPANY

                                 By: MASSACHUSETTS MUTUAL LIFE
                                 INSURANCE COMPANY, as its Administrator

                                 By: /s/ Eric Wietsma
                                     ----------------------------------------
                                    Name:  Eric Wietsma
                                    Title: Senior Vice President


                                 MFS FUND DISTRIBUTORS, INC.

                                 By: /s/ James A. Jessee
                                     ----------------------------------------
                                    Name:  James A. Jessee
                                    Title: President


                                 MFS SERVICE CENTER, INC

                                 By: /s/ Maureen Leary-Jago
                                     ----------------------------------------
                                    Name:  Maureen Leary-Jago
                                    Title: President


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                                   SCHEDULE B

                                     TO THE

                  HARTFORD RETAIL FUND PARTICIPATION AGREEMENT

                                  BY AND AMONG

                          MFS FUND DISTRIBUTORS, INC.,
                           MFS SERVICE CENTER, INC.,
                HARTFORD SECURITIES DISTRIBUTION COMPANY, INC.,
                                      AND
                        HARTFORD LIFE INSURANCE COMPANY

                                     FUNDS

For purposes of this Agreement the term "Funds" shall mean Class A and Class R Shares of each open~end investment company that, in the aggregate, comprises the MFS Family of Funds.

                                      FEES

The Fees payable for each Account shall be calculated and paid on a quarterly basis, in an amount equal to the average net asset value of Shares of the Funds held by such Account during the quarter, multiplied by the applicable per annum rate indicated below, multiplied by a fraction, the numerator of which is the number of days in the quarter and the denominator of which is 365. The Fees will be due and payable only with respect to the Accounts which are identified in advance in writing by Hartford or which are easily identifiable on MFS' systems as being Hartford's accounts. Hartford will be solely responsible for informing MFS in advance in writing of any changes to its trading methodologies that would affect the Accounts. Hartford acknowledges and agrees that if it fails notify MFS in writing within 90 days after the end of the calendar quarter that it either has not received a payment owed to it under this Agreement or if it disputes the calculation of the amount paid for such quarter, then Hartford waives any and all rights to receive such payment from MFS. The parties hereto acknowledge that any fees paid under this Agreement do not constitute payment in any manner for investment advisory services.

SHARE CLASS              A         R1         R2         R3         R4          R5
---------------------------------------------------------------------------------------
Rule 12b-1 Fee           25 bps    100 bps    50 bps     25 bps     0 bps       0 bps
Administrative Fee*      18 bps    18 bps     18 bps     18 bps     18 bps      0 bps
Additional Compensation  22 bps    22 bps     17 bps     17 bps     7 bps       0 bps




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Fees paid in accordance with each Fund's Rule 12b-1 plan will be made payable to
Hartford's affiliate, HSD, a broker-dealer registered with the Securities Exchange Commission under the Securities Act of 1934 and member of the Financial Industry Regulatory Authority. Administrative Fees and Additional Compensation will continue to be made payable to Hartford.

NOTE: On assets invested in MFS Cash Reserve, MFS Money Market, and MFS Government Money Market, the compensation under Rule 12b-1 Fee shall be 0 bps. On assets invested in MFS Limited Maturity Fund - R2, the Rule 12b-1 Fee shall be 40 bps.

 * "Administrative Services" means services to any Fund in connection with its Shares purchased, redeemed or held by or on behalf of a Plan, including, but not limited to: (1) sub~transfer agency services (i.e., establishment and maintenance of Plan and Plan Participant records related to investments in Shares and processing purchase and redemption orders for such Shares from Plan Representatives on behalf of and/or at the direction of Plan Participants), (2) transmission of reports and other written materials from the Funds issuing such Shares to Plan Representatives and/or Plan Participants, and (3) other related administrative services.


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